Exhibit 10.3

OPERATIONAL SERVICES AGREEMENT

This OPERATIONAL SERVICES AGREEMENT (this “Agreement”), dated as of [            ], 2015 (the “Effective Date”), is made and entered into by and among HESS CORPORATION, a Delaware corporation (“Hess”), HESS MIDSTREAM PARTNERS LP, a Delaware limited partnership (the “Partnership”), and HESS MIDSTREAM PARTNERS GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”). Hess, the Partnership and the General Partner are each referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, in connection with the initial public offering of common units representing limited partner interests in the Partnership, Hess and its Affiliates will contribute to the Partnership, directly or indirectly, partial ownership interests in Hess TGP Operations LP, a Delaware limited partnership (“HTGP Opco”), and Hess North Dakota Export Logistics Operations LP, a Delaware limited partnership (“Logistics Opco”), and all of the ownership interests in Hess TGP GP LLC, a Delaware limited liability company and the general partner of HTGP Opco, Hess North Dakota Export Logistics GP LLC, a Delaware limited liability company and the general partner of Logistics Opco, and Hess Mentor Storage Holdings LLC, a Delaware limited liability company, and Hess Midstream Partners Operations LLC, a Delaware limited liability company (the “Operating Company”);

WHEREAS, the Partnership, through its Subsidiaries, owns the Partnership Assets;

WHEREAS, the General Partner, for and on behalf of the Partnership, will control and operate the Partnership Assets and conduct the affairs of the Partnership Group;

WHEREAS, the General Partner desires for Hess to provide certain services necessary to operate, manage and maintain the Partnership Assets on the terms and conditions described herein; and

WHEREAS, Hess may from time to time request that the Partnership Group provide services to Hess and its Affiliates on the terms and conditions described herein.

NOW, THEREFORE, for and in consideration of the foregoing, the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	DEFINITIONS

As used in this Agreement, the following capitalized terms have the meanings set forth below:

“Affiliate” means, with respect to any Person, (a) any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person or (b) any Person owning or Controlling fifty percent (50%) or more of the voting interests of such Person. For purposes of this Agreement, no member of the Partnership Group shall be deemed to be an Affiliate of any of the Hess Entities nor shall any of the Hess Entities be deemed to be an Affiliate of any member of the Partnership Group.

“Agreement” has the meaning set forth in the Preamble.

“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, determination, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, requirement, or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect.

“Business Day” means any day except for Saturday, Sunday or a legal holiday in Texas.

“Claim” means any existing or threatened future claim, including third-party claims, demand, suit, action, investigation, proceeding, governmental action or cause of action of any kind or character (in each case, whether civil, criminal, investigative or administrative), known or unknown, under any theory, including those based on theories of contract, tort, statutory liability, strict liability, employer liability, premises liability, products liability, breach of warranty or malpractice.

“Claiming Party” has the meaning set forth in the definition of Force Majeure.

“Confidential Information” means all confidential, proprietary or non-public information of a Party, whether set forth in writing, orally or in any other manner, including all non-public information and material of such Party (and of companies with which such Party has entered into confidentiality agreements) that another Party obtains knowledge of or access to, including non-public information regarding products, processes, business strategies and plans, customer lists, research and development programs, computer programs, hardware configuration information, technical drawings, algorithms, know-how, formulas, processes, ideas, inventions (whether patentable or not), trade secrets, schematics and other technical, business, marketing and product development plans, revenues, expenses, earnings projections, forecasts, strategies, and other non-public business, technological and financial information.

“Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement, dated as of the Effective Date, by and among Hess, the General Partner, the Partnership, HTGP Opco, Logistics Opco, the Operating Company and the other parties thereto, together with the additional conveyance documents and instruments contemplated or referenced thereunder, as such may be amended, supplemented or restated from time to time.

“Control” and its derivatives means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Effective Date” has the meaning set forth in the Preamble.

“Facilities” means the Tioga Gas Plant, the Tioga Rail Terminal, the Ramberg Truck Facility and the Mentor Storage Terminal, as well as any other facilities that are mutually agreed by the Parties from time to time.

“Force Majeure” means an event that (a) is not within the reasonable control of the Party claiming suspension (the “Claiming Party”), (b) that prevents the Claiming Party’s performance or fulfillment of any obligation of the Claiming Party under this Agreement (other than the payment of money), and (c) that by the exercise of due diligence the Claiming Party is unable to avoid or overcome in a commercially reasonable manner. An event of Force Majeure includes, but is not restricted to: (i) acts of God; (ii) wars (declared or undeclared); (iii) insurrections, hostilities, riots, industrial disturbances, blockades or civil disturbances; (iv) epidemics, landslides, lightning, earthquakes, washouts, floods, fires, storms or storm warnings; (v) acts of a public enemy, acts of terror, or sabotage; (vi) explosions, breakage or accidents to machinery or lines of pipe; (vii) hydrate obstruction or blockages of any kind of lines of pipe; (viii) freezing of wells or delivery facilities, partial or entire failure of wells, and other events beyond the reasonable control of the Claiming Party that affect the timing of production or production levels; (ix) mining accidents, subsidence, cave-ins and fires; and (x) action or restraint by any Governmental Authority (so long as the Claiming Party has not applied for or assisted in the application for, and has opposed where and to the extent reasonable, such action or restraint).

“Force Majeure Notice” has the meaning set forth in Section 11.

“General Partner” has the meaning set forth in the Preamble.

“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.

“Hess” has the meaning set forth in the Preamble.

“Hess Indemnified Parties” has the meaning set forth in Section 10(b).

“Hess Services” has the meaning set forth in Section 2(a).

“HTGP Opco” has the meaning set forth in the Recitals.

“Initial Term” has the meaning set forth in Section 5.

“Logistics Opco” has the meaning set forth in the Recitals.

“Loss” and “Losses” shall have the meaning set forth in Section 10(a).

“Notice” shall have the meaning set forth in Section 13.

“Omnibus Agreement” means that certain Omnibus Agreement, dated as of the Effective Date, by and among Hess, the General Partner, the Partnership, HTGP Opco, Logistics Opco, the

Operating Company and the other parties thereto, as such may be amended, supplemented or restated from time to time.

“Operating Company” has the meaning set forth in the Recitals.

“Partnership” has the meaning set forth in the Preamble.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of the Effective Date, as such agreement is in effect on the Effective Date, to which reference is hereby made for all purposes of this Agreement.

“Partnership Assets” means (a) the Facilities, including all pipelines, storage tanks, terminal facilities, truck facilities, truck racks, rail facilities, rail racks, rail cars, offices and related equipment, real estate and other assets, or portions thereof, conveyed, contributed or otherwise transferred or intended to be conveyed, contributed or otherwise transferred to the Partnership from Hess or any of its Affiliates pursuant to the Contribution Agreement, together with the additional conveyance documents and instruments contemplated or referenced thereunder, to any member of the Partnership Group, or owned by, leased by or necessary for the operation of the business, properties or assets of any member of the Partnership Group prior to or as of the Effective Date and (b) any other assets in support of which the Parties mutually agree that Hess will provide Services hereunder.

“Partnership Change of Control” means Hess ceases to control the general partner of the Partnership.

“Partnership Group” means the Partnership and any of its Subsidiaries, treated as a single consolidated entity.

“Partnership Group Indemnified Parties” has the meaning set forth in Section 10(a).

“Partnership Services” has the meaning set forth in Section 2(b).

“Party” or “Parties” has the meaning set forth in the Preamble.

“Person” means any individual, partnership, limited partnership, joint venture, corporation, limited liability company, limited liability partnership, trust, unincorporated organization or Governmental Authority or any department or agency thereof.

“Receiving Party Personnel” has the meaning set forth in Section 14(d).

“Renewal Term” has the meaning set forth in Section 5.

“Secondment Agreement” means that certain Employee Secondment Agreement, dated as of the Effective Date, by and among Hess and the General Partner, as such may be amended, supplemented or restated from time to time.

“Service Coordinator” has the meaning set forth in Section 6(a).

“Service Provider” means the Party providing (or causing to be provided) Services hereunder.

“Service Recipient” means the Party receiving Services hereunder.

“Services” has the meaning set forth in Section 2(b).

“Special Damages” has the meaning set forth in Section 10(d).

“Subsidiary” has the meaning ascribed to that term in the Partnership Agreement.

2.	SERVICES

(a) Hess shall provide to the General Partner the services set forth on Schedule A hereto (the “Hess Services”) at the Facilities, which Hess Services, the Parties agree, shall be performed under the direction, control and supervision of the General Partner on behalf of the Partnership Group. The Parties acknowledge that Hess may subcontract with its Affiliates and third parties for the provision of the Hess Services, and that any such subcontractors will be under the direction, control and supervision of Hess. The Parties acknowledge and agree that there may be certain additional services that the General Partner, on behalf of the Partnership Group, will request that Hess provide from time to time. In the event of such a request, the Parties agree to negotiate in good faith the terms and conditions of the provision by Hess of such additional services, including the fees to be paid by the General Partner, on behalf of the Partnership Group, with respect to such additional services. Upon the mutual agreement of the Parties, Schedule A shall be updated to reflect such additional services.

(b) The Parties acknowledge and agree that Hess may, from time to time, request that the Partnership Group or the General Partner provide various services to Hess and its Affiliates (the “Partnership Services” and, together with the Hess Services, the “Services”). In the event of such a request, the Parties agree to negotiate in good faith the terms and conditions of the provision by the Partnership Group or the General Partner, as applicable, of such Partnership Services, including the fees to be paid by Hess with respect to such Partnership Services. For the avoidance of doubt, any Partnership Services shall be exclusive of the services being provided by the Partnership Group or the General Partner to Hess under any other agreement between the Parties as of the date hereof.

3.	FEES; REIMBURSEMENT

(a) The General Partner, on behalf of the Partnership Group, shall pay to Hess the fees set forth on Schedule B hereto for the Hess Services.

(b) In addition to the fees described in Section 3(a) above, the General Partner, on behalf of the Partnership Group, shall reimburse Hess for any direct costs actually incurred by Hess and its Affiliates in providing Hess Services hereunder; provided, however, that neither the General Partner nor the Partnership Group shall be required to pay or reimburse Hess for Services that Hess otherwise provides to support Hess’s own assets or the assets of its Affiliates (other than the Partnership Group).

(c) In addition to any fees negotiated and established with respect to Partnership Services, Hess shall reimburse the Partnership Group or the General Partner for any direct costs actually incurred by the Partnership Group or the General Partner in providing Partnership Services hereunder; provided, however, that Hess shall not be required to pay or reimburse the Partnership Group or the General Partner for Partnership Services that the Partnership Group or the General Partner otherwise provide to support the assets of the Partnership Group or its Affiliates.

(d) For the avoidance of doubt, the Services provided by Hess pursuant to Section 2 will be in addition to, and not in duplication of, the services that will be provided to the General Partner and the Partnership Group by Hess and its Affiliates under the Omnibus Agreement and the functions performed by the employees seconded to the General Partner under the Secondment Agreement, and Hess shall not be entitled to payment or reimbursement under this Agreement for any costs or expenses for which Hess is entitled to payment or reimbursement under the Omnibus Agreement or which are intended to be covered by the Secondment Fee under the Secondment Agreement.

4.	PAYMENTS; AUDIT

(a) Each Service Provider shall invoice the applicable Service Recipient on a monthly basis with respect to Services provided during the preceding month, and such Service Recipient shall, or shall cause the Partnership Group to, pay such invoice by the later of (i) ten calendar days after receipt of the Service Provider’s invoice and (ii) the last Business Day of the month in which the applicable Service Recipient received such invoice. Any past due payments owed by a Service Recipient to a Service Provider shall accrue interest, payable on demand, at the rate of five percent (5%) per annum from the due date of the payment through the actual date of payment.

(b) The Parties shall keep books of account and other records, in reasonable detail and in accordance with generally accepted accounting principles and industry standards, consistently applied, with respect to the Services provided and the fees charged hereunder, including time logs (or similar time-allocation materials), receipts and other related back-up materials. Such books of account and other records shall be open for a Service Recipient’s inspection during normal business hours, upon at least five (5) Business Days’ prior written Notice, for at least twelve (12) months following the end of the calendar year in which such Services were provided. This inspection right will include the right of the applicable Service Recipient to have its accountants or auditors review such books and records. If an audit reveals that the Service Recipient paid more than the applicable fees for any applicable audited period or service, the Service Provider shall reimburse the Service Recipient for any amounts overpaid, together with interest at a rate equal to the prime rate of interest on the original due date published by The Wall Street Journal, accruing from the date such fees were paid by the Service Recipient to the date any overpayment was reimbursed by the Service Provider.

5.	TERM; RENEWAL

Subject to Section 8, this Agreement shall have a term beginning on the Effective Date and shall terminate on the tenth anniversary of the Effective Date (the “Initial Term”); provided,

however, that this Agreement may be extended by the General Partner for one (1) renewal term of ten (10) years (the “Renewal Term”). To commence the Renewal Term, the General Partner shall provide written Notice to Hess of the General Partner’s intent to renew this Agreement no less than ninety (90) days prior to the end of the Initial Term.

6.	COVENANTS

(a) Service Coordinators. The General Partner and Hess shall each designate a contact Person (each, a “Service Coordinator”) who shall (i) serve as the primary point of contact for communications among the Parties relating to the day-to-day provision of the Services; (ii) have overall responsibility for managing and coordinating the performance of the Parties’ obligations under this Agreement and (iii) be authorized to act for and on behalf of the appointing Parties concerning all matters relating to this Agreement. The General Partner and Hess may each remove its respective Service Coordinator upon written Notice to the other Party’s respective Service Coordinator, provided that the Party removing such Service Coordinator promptly designates a replacement thereof and provides Notice to the other Parties of the new Service Coordinator so designated.

(b) Access to Premises. Each Party shall give the other Parties reasonable access to its premises as may be required for the other Parties to provide or receive the Services hereunder. Unless otherwise agreed to in writing by the Parties, each Party shall: (i) use the premises of the other Parties solely for the purpose of providing or receiving the Services and not to provide goods or services to or for the benefit of any third party or for any unlawful purpose; (ii) comply with all policies and procedures governing access to and use of such premises made known to such Party in advance, including all reasonable security requirements applicable to accessing the premises and any systems, technologies, or assets of the other Parties; (iii) instruct its employees, personnel, contractors, subcontractors and vendors, when visiting the premises, not to photograph or record, duplicate, remove, disclose, or transmit to a third party any of the other Parties’ Confidential Information, except as necessary to perform or receive the Services; and (iv) return such space to the other Parties in the same condition it was in prior to such Party’s use of such space, ordinary wear and tear excepted.

(c) Access to Systems. If any Party has been provided access (either on-site or remotely) to any other Party’s electronic information systems and records in connection with the Services, such Party shall limit such access solely to the use of such systems and records for purposes of the provision or receipt of the Services and shall not access, or attempt to access, the other Parties’ electronic information systems or records other than as may be agreed to by such Parties to the extent required for the provision or receipt of Services or those that are publicly available (e.g., public websites). Each Party shall limit such access to those of its employees, agents and representatives that have a bona fide need for such access in connection with the Services. Each Party shall follow, and shall cause all of its applicable employees, agents and representatives to follow, all of the other Parties’ security rules and procedures when accessing such Parties’ systems. All user identification numbers and passwords disclosed by a Party to any other Party and any information obtained by a Party as a result of such Party’s access to and use of any other Party’s computer systems shall be deemed to be, and treated as, Confidential Information of such other Party. Each Party shall cooperate in the investigation of any apparent unauthorized access to any electronic information system or records of any Party.

(d) Data Back-Up and Security. The Parties shall maintain industry standard data back-up and recovery procedures, as well as an industry standard disaster avoidance and recovery plan, in connection with all of its systems used in performing the Services. Each Service Provider shall maintain and enforce physical, technical and logical security procedures with respect to the access and maintenance of any Confidential Information of the other Parties that is in such Service Provider’s possession, which procedures shall: (i) be at least equal to industry standards; (ii) be in full compliance with Applicable Law; and (iii) provide reasonably appropriate physical, technical and organizational safeguards against accidental or unlawful destruction, loss, alteration, unauthorized disclosure, theft or misuse.

(e) Use of Resources. Each Service Provider shall have the right to use contractors, subcontractors, vendors or other third parties to assist such Service Provider in the provision of the Services hereunder. Such Service Provider shall be responsible for the Services performed by its respective subcontractors, and such Service Provider shall be the applicable Service Recipient’s primary point of contact regarding the Services provided by such Service Provider hereunder, including with respect to payment. No contractor, subcontractor, vendor or other third party will be provided access to any Confidential Information of any Service Recipient without first agreeing to protect such Confidential Information.

(f) Taxes. Each Service Recipient shall pay or cause to be paid all taxes, levies, royalties, assessments, licenses, fees, charges, surcharges and sums due of any nature whatsoever (other than income taxes, gross receipt taxes and similar taxes) imposed by any federal, state or local government that the applicable Service Provider incurs on such Service Recipient’s behalf for the Services provided by such Service Provider under this Agreement. If any Service Provider is required to pay any of the foregoing, the applicable Service Recipient shall promptly reimburse such Service Provider in accordance with the payment terms set forth in this Agreement.

7.	STANDARD OF PERFORMANCE

Each Service Provider shall perform the Services using at least the same level of care, quality, timeliness, skill and adherence to applicable industry standards as such Service Provider does in providing similar services to such Service Provider’s respective Subsidiaries and Affiliates.

8.	TERMINATION

(a) Termination for Convenience. Any specific Hess Service, or all Hess Services, may be terminated by the General Partner upon thirty (30) days’ prior written Notice to Hess. Any specific Partnership Service may be terminated by Hess upon thirty (30) days’ prior written Notice to the General Partner.

(b) Termination for Default. If any Party is in default under this Agreement, then the non-defaulting Parties may, as their sole option, (1) terminate this Agreement immediately upon Notice to the defaulting Parties, (2) withhold any payments due to the defaulting Parties under this Agreement or (3) pursue any other remedy at law or in equity. For purposes of this Section 8(b), a Party shall be in default under this Agreement if:

(i) such Party materially breaches any provision of this Agreement and such breach is not cured within fifteen (15) Business Days after Notice thereof (which Notice shall describe such breach in reasonable detail) is received by such Party; or

(ii) such Party (A) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, reorganization or similar Applicable Law, or has any such petition filed or commenced against it; (B) makes an assignment or any general arrangement for the benefit of creditors; (C) otherwise becomes bankrupt or insolvent (however evidenced); or (D) has a liquidator, administrator, receiver, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets.

(c) Force Majeure. At any time a Force Majeure preventing performance of any of the Services hereunder continues for twelve (12) consecutive months or more, any Party shall have the right to terminate its respective obligations under this Agreement with respect to the applicable Service suspended by such Force Majeure.

(d) Change of Control. At any time following the occurrence of a Partnership Change of Control, any Party may terminate this Agreement upon written Notice to the other Parties and such termination shall be effective as of the later of (i) the effective date of such Partnership Change of Control and (ii) the date specified in such Notice.

(e) Effect of Termination. Upon the expiration or termination of this Agreement, all rights and obligations of the Parties under this Agreement shall terminate; provided, however, that (i) such termination shall not affect or excuse the performance of any Party for any breach of this Agreement occurring prior to such termination and (ii) the following provisions of this Agreement survive the termination of this Agreement indefinitely: Section 5, Section 10, Section 14 and Section 15. Upon the expiration or termination of this Agreement or any Service, each Service Provider shall return to the applicable Service Recipient any equipment or other property or materials of such Service Recipient (including but not limited to any materials containing Confidential Information) that are in the possession or control of such Service Provider or any of its contractors, subcontractors or vendors (except to the extent that such materials are required for use in connection with any Services that have not been terminated pursuant to Section 8(a)).

9.	RELATIONSHIP OF THE PARTIES

This Agreement does not form a partnership or joint venture between the Parties nor does it make Hess an agent or a legal representative of any member of the Partnership Group. Hess shall not assume or create any obligation, liability, or responsibility, expressed or implied, on behalf of or in the name of any member of the Partnership Group.

10.	INDEMNIFICATION

(a) Indemnification by Hess. Hess shall indemnify and hold harmless the Partnership Group, and the officers, directors, employees, agents and representatives of each member of the Partnership Group (collectively, the “Partnership Group Indemnified Parties”) from and against all Claims, and upon demand by the Partnership Group, shall protect and defend the Partnership Group Indemnified Parties from the same, alleged, asserted or suffered by or arising in favor of any Person, and shall pay any and all judgments or settlements of any kind or nature (to include interest) as well as court costs, reasonable attorneys’ fees and expenses and any expenses incurred in enforcing this indemnity provision (each, a “Loss” and collectively, “Losses”) incurred by, imposed upon or rendered against one or more of the Partnership Group Indemnified Parties, whether based on contract, or tort, or pursuant to any statute, rule or regulation, and regardless of whether the Claims are foreseeable or unforeseeable, all to the extent that such Losses are in respect of or arise from (i) willful and material breaches by Hess of this Agreement or (ii) Claims by a third party relating to (A) willful and material breaches by Hess of this Agreement or (B) Hess’s gross negligence or willful misconduct in connection with the performance of the Hess Services; PROVIDED, HOWEVER, THAT HESS SHALL NOT BE OBLIGATED TO INDEMNIFY OR HOLD HARMLESS THE PARTNERSHIP GROUP INDEMNIFIED PARTIES FROM AND AGAINST ANY CLAIMS TO THE EXTENT THEY RESULT FROM THE BREACH OF CONTRACT, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY PARTNERSHIP GROUP INDEMNIFIED PARTY.

(b) Indemnification by the Partnership. The Partnership shall indemnify and hold harmless Hess and each of its Affiliates, and each of their respective officers, directors, employees, agents and representatives (collectively, the “Hess Indemnified Parties”) from and against all Claims, and upon demand by Hess, shall protect and defend the Hess Indemnified Parties from the same, alleged, asserted or suffered by or arising in favor of any Person, and shall pay any and all Losses incurred by, imposed upon or rendered against one or more of the Hess Indemnified Parties, whether based on contract, or tort, or pursuant to any statute, rule or regulation, and regardless of whether the Claims are foreseeable or unforeseeable, all to the extent that such Losses are in respect of or arise from (i) willful and material breaches by the General Partner or the Partnership of this Agreement or (ii) Claims by a third party relating to (A) willful and material breaches by the General Partner or the Partnership of this Agreement or (B) the Partnership Group’s or General Partner’s gross negligence or willful misconduct in connection with the performance of the Partnership Services; PROVIDED, HOWEVER, THAT THE PARTNERSHIP SHALL NOT BE OBLIGATED TO INDEMNIFY OR HOLD HARMLESS THE HESS INDEMNIFIED PARTIES FROM AND AGAINST ANY CLAIMS TO THE EXTENT THEY RESULT FROM THE BREACH OF CONTRACT, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT OF ANY HESS INDEMNIFIED PARTY.

(c) Indemnification Procedure. The indemnified Party agrees that within a reasonable period of time after it becomes aware of facts giving rise to a claim for indemnification under this Section 10, it will provide Notice thereof in writing to the indemnifying Party, specifying the nature of and specific basis for such Claim.

(i) The indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any Claims brought against the indemnified Party that are covered by the indemnification under this Section 10, including, without limitation, the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such claim or any matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent of the indemnified Party unless it includes a full release of the indemnified Party from such Claim.

(ii) The indemnified Party agrees to cooperate fully with the indemnifying Party, with respect to all aspects of the defense of any Claims covered by the indemnification under this Section 10, including, without limitation, the prompt furnishing to the indemnifying Party of any correspondence or other Notice relating thereto that the indemnified Party may receive, permitting the name of the indemnified Party to be utilized in connection with such defense, the making available to the indemnifying Party of any files, records or other information of the indemnified Party that the indemnifying Party considers relevant to such defense and the making available to the indemnifying Party of any employees of the indemnified Party; provided, however, that in connection therewith the indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the indemnified Party and further agrees to maintain the confidentiality of all files, records and other information furnished by the indemnified Party pursuant to this Section 10(c). In no event shall the obligation of the indemnified Party to cooperate with the indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Section 10; provided, however, that the indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense. The indemnifying Party agrees to keep any such counsel hired by the indemnified Party informed as to the status of any such defense, but the indemnifying Party shall have the right to retain sole control over such defense.

(iii) In determining the amount of any loss, cost, damage or expense for which the indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (A) any insurance proceeds realized by the indemnified Party, and such correlative insurance benefit shall be net of any incremental insurance premium that becomes due and payable by the Indemnified Party as a result of such claim and (B) all amounts recovered by the indemnified Party under contractual indemnities from third parties.

(d) Limitation on Liability. Notwithstanding anything to the contrary contained herein, neither Party shall be liable or responsible to the other Party or such other Party’s Affiliates for any consequential, incidental or punitive damages, or for loss of profits or revenues (collectively referred to as “Special Damages”) incurred by such Party or its Affiliates that arise out of or relate to this Agreement, regardless of whether any such Claim arises under or results from contract, tort, or strict liability; provided that the foregoing limitation is not intended to and shall not affect Special Damages imposed in favor of unaffiliated Persons that are not Parties to this Agreement.

11.	FORCE MAJEURE

The Service Provider’s obligations under this Agreement may be temporarily suspended during the occurrence of, and for the entire duration of, a Force Majeure. As soon as possible upon the occurrence of a Force Majeure, the Service Provider shall provide the Service Recipient with written Notice of the occurrence of such Force Majeure (a “Force Majeure Notice”). The Service Provider shall identify in such Force Majeure Notice the approximate length of time that it reasonably believes in good faith such Force Majeure shall continue. During the period of the Force Majeure event, the Service Provider shall be excused from the performance with respect to its obligations related to the provision of the applicable Service(s) hereunder. The Service Recipient shall not be required to pay fees for any affected Service(s) during the Force Majeure. The Service Provider shall use commercially reasonable efforts to mitigate and to overcome the effects of such event or circumstances and shall resume performance of its obligations as soon as practicable.

12.	ASSIGNMENT; PARTNERSHIP CHANGE OF CONTROL

(a) No Party may assign this Agreement without the prior written consent of the other Parties; provided, however, that any Party may subcontract any of the Services provided hereunder so long as such Services continue to be provided in a manner consistent with past practices and industry standards and in accordance with Section 7 above. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

(b) Any Party may terminate this Agreement upon a Partnership Change of Control in accordance with Section 8(d). The General Partner shall provide Hess with Notice of any Partnership Change of Control at least sixty (60) days prior to the effective date thereof.

13.	NOTICE

All written notices, requests, demands and other communications required or permitted to be given under this Agreement shall be considered a “Notice” and be sufficient and deemed to have been duly given: (i) if by transmission by facsimile or hand delivery, when delivered; (ii) if mailed via the official governmental mail system, five (5) Business Days after mailing, provided said Notice is sent first class, postage pre-paid, via certified or registered mail, with a return receipt requested; (iii) if mailed by an internationally recognized overnight express mail service such as Federal Express, UPS, or DHL Worldwide, one (1) Business Day after deposit therewith prepaid; or (iv) if by e-mail, one Business Day after delivery with receipt confirmed. All Notices will be addressed to the Parties at the respective addresses as follows:

If to the General Partner or the Partnership:	If to Hess or any of the Hess Entities:

Hess Midstream Partners GP LLC 1501 McKinney Street Houston, TX 77010	Hess Corporation 1185 Avenue of the Americas New York, NY 10036
Attn:	Attn:
Fax:	Fax:
Email:	Email:

or to such other address or to such other Person as either Party will have last designated by written Notice to the other Party.

14.	CONFIDENTIAL INFORMATION

(a) Obligations. Each Party shall use reasonable efforts to retain the other Parties’ Confidential Information in confidence and not disclose the same to any third party nor use the same, except as authorized by the disclosing Party in writing or as expressly permitted in this Section 14. Each Party further agrees to take the same care with the other Party’s Confidential Information as it does with its own, but in no event less than a reasonable degree of care. Excepted from these obligations of confidence and non-use is that information which:

(i) is available, or becomes available, to the general public without fault of the receiving Party;

(ii) was in the possession of the receiving Party on a non-confidential basis prior to receipt of the same from the disclosing Party (it being understood, for the avoidance of doubt, that this exception shall not apply to information of the Partnership Group that was in the possession of Hess or any of its Affiliates as a result of their ownership or operation of the Partnership Assets prior to the Effective Date);

(iii) is obtained by the receiving Party without an obligation of confidence from a third party who is rightfully in possession of such information and, to the receiving Party’s knowledge, is under no obligation of confidentiality to the disclosing Party; or

(iv) is independently developed by the receiving Party without reference to or use of the disclosing Party’s Confidential Information.

For the purpose of this Section 14, a specific item of Confidential Information shall not be deemed to be within the foregoing exceptions merely because it is embraced by, or underlies, more general information in the public domain or in the possession of the receiving Party.

(b) Required Disclosure. Notwithstanding Section 14(a) above, if the receiving Party becomes legally compelled to disclose the Confidential Information by a Governmental Authority or Applicable Law, or is required to disclose by the listing standards of the New York Stock Exchange, any of the disclosing Party’s Confidential Information, the receiving Party shall promptly advise the disclosing Party of such requirement to disclose Confidential Information as soon as the receiving Party becomes aware that such a requirement to disclose might become effective, in order that, where possible, the disclosing Party may seek a protective order or such other remedy as the disclosing Party may consider appropriate in the circumstances. The receiving Party shall disclose only that portion of the disclosing Party’s Confidential Information that it is required to disclose and shall cooperate with the disclosing Party in allowing the disclosing Party to obtain such protective order or other relief.

(c) Return of Information. Upon written request by the disclosing Party, all of the disclosing Party’s Confidential Information in whatever form shall be returned to the disclosing Party upon termination of this Agreement or destroyed with destruction certified by the receiving Party, without the receiving Party retaining copies thereof except that one copy of all such Confidential Information may be retained by a Party’s legal department solely to the extent that such Party is required to keep a copy of such Confidential Information pursuant to Applicable Law and the receiving Party shall be entitled to retain any Confidential Information in the electronic form or stored on automatic computer back-up archiving systems during the period such back-up or archived materials are retained under such Party’s customary procedures and policies; provided, however, that any Confidential Information retained by the receiving Party shall be maintained subject to confidentiality pursuant to the terms of this Section 14, and such archived or back-up Confidential Information shall not be accessed except as required by Applicable Law.

(d) Receiving Party Personnel. The receiving Party will limit access to the Confidential Information of the disclosing Party to those of its employees, attorneys and contractors that have a need to know such information in order for the receiving Party to exercise or perform its rights and obligations under this Agreement (the “Receiving Party Personnel”). The Receiving Party Personnel who have access to any Confidential Information of the disclosing Party will be made aware of the confidentiality provision of this Agreement, and will be required to abide by the terms thereof. Any third-party contractors that are given access to Confidential Information of a disclosing Party pursuant to the terms hereof shall be required to sign a written agreement pursuant to which such Receiving Party Personnel agree to be bound by the provisions of this Agreement, which written agreement will expressly state that it is enforceable against such Receiving Party Personnel by the disclosing Party.

(e) Survival. The obligation of confidentiality under this Section 14 shall survive the termination of this Agreement for a period of two (2) years.

15.	MISCELLANEOUS

(a) Modification; Waiver. This Agreement may be amended or modified only by a written instrument executed by the Parties. Any of the terms and conditions of this Agreement may be waived in writing at any time by the Party entitled to the benefits thereof. No waiver of any of the terms and conditions of this Agreement, or any breach thereof, will be effective unless in writing signed by a duly authorized individual on behalf of the Party against which the waiver is sought to be enforced. No waiver of any term or condition or of any breach of this Agreement will be deemed or will constitute a waiver of any other term or condition or of any later breach (whether or not similar), nor will such waiver constitute a continuing waiver unless otherwise expressly provided.

(b) Entire Agreement. This Agreement, together with the schedules attached hereto, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith.

(c) Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of Texas without giving effect to its conflict of laws principles. Each Party hereby irrevocably submits to the exclusive jurisdiction of any federal court of competent jurisdiction situated in the State of Texas United States District Court for the Southern District of Texas, or if such federal court declines to exercise or does not have jurisdiction, in the district court of Harris County, Texas. The Parties expressly and irrevocably submit to the jurisdiction of said courts and irrevocably waive any objection which they may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement brought in such courts, irrevocably waive any claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum and further irrevocably waive the right to object, with respect to such claim, action, suit or proceeding brought in any such court that such court does not have jurisdiction over such Party. The Parties hereby irrevocably consent to the service of process by registered mail, postage prepaid, or by personal service within or without the State of Texas. Nothing contained herein shall affect the right to serve process in any manner permitted by Applicable Law.

(d) Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or portable document format (.pdf)) for the convenience of the Parties hereto, each of which counterparts will be deemed an original, but all of which counterparts together will constitute one and the same agreement.

(e) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be valid and effective under Applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance will be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof, and the Parties will negotiate in good faith with a view to substitute for such provision a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(f) No Third-Party Beneficiaries. It is expressly understood that the provisions of this Agreement do not impart enforceable rights in anyone who is not a Party or the successor or permitted assignee of a Party.

(g) WAIVER OF JURY TRIAL. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THIS AGREEMENT OR ANY PERFORMANCE OR FAILURE TO PERFORM OF ANY OBLIGATION HEREUNDER.

(h) Schedules. Each of the schedules attached hereto and referred to herein is hereby incorporated in and made a part of this Agreement as if set forth in full herein.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first written above.

HESS CORPORATION

By:
Name:
Title:

HESS MIDSTREAM PARTNERS GP LLC

By:
Name:
Title:

HESS MIDSTREAM PARTNERS LP

By:	Hess Midstream Partners GP LLC, General Partner of Hess Midstream Partners LP

By:
Name:
Title:

Signature Page to Operational Services Agreement

Schedule A

HESS SERVICES

I: Maintenance Services

(a)	Day-to-day routine and emergency supervision, administrative liaison and related services required in connection with the maintenance and repair of the Partnership Assets. Hess shall employ such of its own or outside personnel as may be necessary to perform this maintenance supervision, liaison and related services, that possess the qualifications, experience and / or training consistent with the qualifications and experience which are typical for personnel maintaining such facilities and in accordance with the rules and regulations of Hess and any applicable Governmental Authority and Applicable Law.

(b)	Maintenance and repair of the Partnership Assets, and other obligations required by right-of-way agreements, within such maintenance/repair parameters and specifications as may be in accordance with sound engineering and maintenance practices and Applicable Law. Hess shall employ such of its own or outside personnel as may be necessary to perform this maintenance, that possess the qualifications, experience and / or training consistent with the qualifications and experience which are typical for personnel maintaining such facilities and in accordance with the rules and regulations of Hess and any applicable Governmental Authority and Applicable Law.

(c)	Provision of equipment inspection, surveillance, corrosion control and monitoring, and the resulting records and history in accordance with Applicable Law and industry practices.

(d)	Implementation of a preventative maintenance program, including static vessel, tank, rotating and electrical equipment maintenance and integrity, for the Partnership Assets, including, without limitation, periodic testing, adjustment, maintenance, repair and/or replacement of the Partnership Assets, in each case in accordance with prudent industry practices and Applicable Law.

(e)	Preparation and retention of appropriate records and logs as required by Applicable Law and that a prudent provider of maintenance services would maintain regarding the Partnership Assets, which records and logs shall be made available to the General Partner upon request.

(f)	Establishment of safety, health, environmental, training, emergency response, spill response and other programs in connection with the maintenance and repair of the Partnership Assets, in each case as may be required by prudent industry practices or under Applicable Law.

(g)	Providing technical services for purposes of trouble-shooting problems, improving, upgrading, repairing and meeting all regulatory or safety requirements for the Partnership Assets.

Schedule A-1

(h)	Maintaining compliance with all federal, state and local environmental, health and safety laws; in addition, conducting all environmental investigation and remediation activities, as required by federal, state and local environmental laws and/or prudent business practices.

(i)	Facilitate the acquisition of all materials (including spare parts inventories), equipment, services, supplies and labor necessary for the maintenance and repair of the Partnership Assets.

(j)	Perform all planning, design and engineering functions related to the maintenance and repair of the Partnership Assets; selecting contractors and material suppliers for such activities.

(k)	Advise the General Partner of major plans or significant changes in the maintenance or repair of the Partnership Assets.

(l)	Perform such other maintenance, repair and related services as the General Partner may request from time to time.

Schedule A-2

II: Operating Services

(a)	Day-to-day routine and emergency supervision of the operation of the Partnership Assets in accordance with the directions provided by the General Partner and in a manner to maximize revenues, optimize asset useful life, minimize asset downtime and service disruption, and optimize the use of fuels, utilities and consumables. Hess shall employ such of its own or outside personnel as may be necessary to perform this supervision, that possess the qualifications, experience and / or training consistent with the qualifications and experience which are typical for personnel supervising the operation of such facilities and in accordance with the rules and regulations of Hess and any applicable Governmental Authority and Applicable Law.

(b)	Operation of the Partnership Assets and other facilities within such operating parameters and specifications as may be in accordance with sound engineering and operating practices and Applicable Law. Hess shall employ such of its own or outside personnel as may be necessary to perform this operation, that possess the qualifications, experience and / or training consistent with the qualifications and experience which are typical for personnel operating such facilities and in accordance with the rules and regulations of Hess and any applicable Governmental Authority and Applicable Law.

(c)	Preparation and retention of appropriate records and logs as required by Applicable Law and that a prudent provider of operating services would maintain regarding the Partnership Assets, which records and logs shall be made available to the General Partner upon request.

(d)	Perform monitoring and control services (including, but not limited to supervisory control and data acquisition, SCADA) for the Partnership Group processing facilities, pipelines, and terminaling facilities.

(e)	Determine net volume and composition received and delivered for custody transfer by utilizing and maintaining measurement facilities comprised of components of standard make, installed, operated, calibrated, and maintained in accordance with the latest edition of the American Petroleum Institute Manual of Petroleum Measurement Standards, and standard industry practices.

(f)	Perform periodic reconciliation of book inventory with actual inventory, perform periodic material balance of inputs and outputs, and quantify loss and shrinkage.

(g)	Manage all disposal and storage of all wastes (including hazardous substances and wastewater) generated or used by the operator in accordance with the rules and regulations of any applicable Governmental Authority and Applicable Law.

(h)	Facilitate the acquisition of all materials (including spare parts inventories), equipment, services, supplies and labor necessary for the operation of the Partnership Assets.

Schedule A-3

(i)	Carry out period performance testing of the assets as directed by the General Partner and, in cooperation with the General Partner, recommend actions for improvement, expansion, and asset development.

(j)	Payment of damages in accordance with this Agreement occurring as a result of, or settlement of, Claims made in connection with the Partnership Assets and Hess’s operation, maintenance and repair activities.

(k)	Schedule all outages and maintenance shutdowns to minimize loss and costs to the Partnership Group and coordinate such outages and maintenance shutdowns with the General Partner to aid the General Partner in managing the Partnership Group’s operations.

(l)	Prepare, file and renew, as applicable, all operating licenses and/or permits as directed by the General Partner or as required by the rules and regulations of any applicable Governmental Authority or Applicable Law.

(m)	Arrange for payment of any third-party fees in regard to operation of the Partnership Assets.

(n)	In the event of an emergency, take such action as may be reasonably necessary to prevent, avoid, or mitigate any injuries to individuals, damage or loss to property, and as soon as practicable, report any such material incident, including Hess’s response thereto, to the General Partner. In the event Hess must shut down any Facility (or portion thereof) to secure and make safe the Partnership Assets in connection with a response to any emergency involving any of the Partnership Assets, such Facility (or portion thereof) shall remain shut down until such time as it is deemed safe by the General Partner (in consultation with Hess) to resume operation.

(o)	Provide technical engineering support, to the extent Hess is able, using its then-existing employees, for (i) solving operations and maintenance issues, problems, or concerns with regard to operations and maintenance, and (ii) recommending modifications, repairs, replacements and improvements and, at the General Partner’s request or approval, cause the same to be implemented, subject to the terms and conditions Hess and the General Partner may mutually agree, of the Partnership Assets, and to the extent Hess’s employees are unable to provide appropriate or necessary support, arrange for such support.

(p)	Such other operating services as the General Partner may request from time to time.

Schedule A-4

III: Administrative Services

(a)	As directed by the General Partner, preparation, filing and renewal, as applicable, of tariffs and other applicable regulatory filings with FERC and/or state agencies.

(b)	As directed by the General Partner, preparation and filing of permits, permit updates, and other documents required by any Governmental Authority, if any, having jurisdiction over Hess, the Partnership Group or their respective businesses.

(c)	Maintain fixed asset records of the Facilities and/or other pipeline systems or terminals that Hess may operate upon request of the General Partner and as may be acceptable to Hess.

(d)	Product quality and assurance.

(e)	Such other administrative services as the General Partner may request from time to time.

Schedule A-5

IV: Construction Services

(a)	Construction, reconstruction, reconditioning, overhaul and replacement of Partnership Assets and related facilities.

(b)	Provide such oversight and management services as may be necessary in connection with the activities described in item (a) above.

(c)	Perform all planning, design and engineering functions related to the activities described in item (a) above as may be necessary.

(d)	Facilitate the acquisition of all materials, equipment, services, supplies and labor necessary for and related to the activities described in item (a) above.

(e)	Prepare and/or assist in the preparation of capital project (AFE) documents for approval by the General Partner.

Schedule A-6

Schedule B

FEES PAYABLE FOR HESS SERVICES

As consideration for Hess’s performance of the Hess Services, Hess will charge the Partnership Group, and the General Partner, for and on behalf of the Partnership Group, will pay to Hess, fees equal to the “cost-of-service base” (as defined below) plus an additional markup equal to the following percentages:

Fee

Engineering Services:	Cost-of-service base plus 5.43%

Management Services:	Cost-of-service base plus 12.74%

Notwithstanding the foregoing, and for the avoidance of doubt, no markup shall be applied to expenses related to work performed by third-party contractors engaged directly by the General Partner or any member of the Partnership Group, even if Hess or one of its Affiliates assists in the procurement of such work on behalf of the General Partner or such member.

The “cost-of-service base” is equal to the Partnership Group’s allocable share of the total cost of Hess’s employees and contractors, sub-contractors, or other outside personnel engaged by Hess, as such allocable share is determined by Hess’s then-current corporate transfer pricing practices, as generally applied in a non-discriminatory manner.

Schedule B-1